Supplement dated July 6, 2005 (to prospectus supplement dated June 20, 2005 to prospectus dated March 22, 2005)

$5,647,207,000

(Approximate)

American Home Mortgage Investment Trust 2005-2

Issuer

American Home Mortgage Servicing, Inc.

RMBS Servicer and HELOC Servicer

American Home Mortgage Securities LLC

Depositor

American Home Mortgage Investment Trust 2005-2,

Mortgage-Backed Notes, Series 2005-2

The first paragraph under “Yield on the Notes—Note Interest Rates” on pages S-90 and S-91 shall be deleted in its entirety and replaced with the following:

The effective yield to holders of Class III-A, Class IV-A, Class V-A-1, Class V-A-3 and Class V-A-4 Notes and to the holders of the Class II-A-3 Notes in respect of the Class II-A-3 Components will be less than the yields otherwise produced by their respective Note Interest Rates and Component Interest Rates and purchase prices because interest will not be distributed to these Noteholders until the 25th day, or if such day is not a business day, the following business day, of the month following the month in which interest accrues on the mortgage loans, without any additional distribution of interest or earnings thereon in respect of such delay.

The definition of “Accrual Period” on page S-145 shall be deleted in its entirety and replaced with the following:

Accrual Period — With respect to any payment date and the Notes, other than Class III-A, Class IV-A, Class V-A-1, Class V-A-3 and Class V-A-4 Notes and the Class II-A-3 Components, the period from the preceding payment date (or in the case of the first payment date, from the Closing Date) through the day preceding such payment date. With respect to any payment date and the Class III-A, Class IV-A, Class V-A-1, Class V-A-3, and Class V-A-4 Notes and the Class II-A-3 Components, the prior calendar month. Accrued Note Interest for the Class I-A, Class V-A-2, Class VI-A, Class M, Class V-M and Class V-B Notes shall be calculated on the basis of the actual number of days in the Accrual Period and a 360-day year. Accrued Note Interest on the Class II-A-1, Class II-A-2, Class III-A, Class IV-A, Class V-A-1, Class V-A-3, and Class V-A-4 Notes and the Class II-A-3 Components shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The definition of “Interest Determination Date” on page S-163 shall be amended by deleting the second sentence thereof and replacing it with the following:

With respect to the Class II-A-1 Notes, Class II-A-2 Notes and the Class II-A-3 Components and (i) the first Accrual Period, the second LIBOR Business Day preceding the Closing Date and (ii) each

Accrual Period thereafter, the second LIBOR Business Day preceding the payment date occurring during the month of such Accrual Period.

Lehman Brothers Inc.

Bear, Stearns & Co. Inc.

UBS Investment Bank

RBS Greenwich Capital

Goldman, Sachs & Co.